Exhibit 99.2
AGREEMENT

AGREEMENT dated this 24th day of September, 2010, by and among Sino Green Land Corporation, a Nevada corporation (the “Company”), and the investors (the “Investors”) named in Schedule A to a certain Series A Convertible Preferred Stock and Warrant Purchase Agreement dated August 7, 2009 (the “Purchase Agreement”). The Company and the Investors are collectively referred to as the “Parties” and each as a “Party.

W I T N E S S E T H:

WHEREAS, the Investors are the holders of all of the shares of the Company’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and warrants (the “Warrants”) to purchase 20,000,000 shares of the Company’s common stock, par value $.001 per share (“Common Stock”), which were issued pursuant to the Purchase Agreement; and

WHEREAS, the Purchase Agreement and the Warrants have provisions which could result in an adjustment in the conversion rate of the Series A Preferred Stock and the exercise price of the Warrants if certain pre-tax earnings targets are not met or if the Company sells Common Stock at a price or issues warrants, options and convertible securities at an exercise price which his less than the conversion price of the Series A Preferred Stock or the exercise price of the Warrants, as the case may be; and

WHEREAS, the Parties believe that it is in the best interest of the Company for such adjustments to be eliminated so that the Company will have no obligation to adjust the conversion price of the Series A Preferred Stock or the exercise price of the Warrants under such conditions;

WHEREFORE, the Parties do hereby agree as follows:

1. Each Investor severally represents and warrants that (a) it owns the shares of Series A Preferred Stock and Warrants set forth on Exhibit A to this Agreement, (b) it has not transferred, granted an option or security interest in, entered into an agreement to transfer or otherwise encumbered any shares of Series A Preferred Stock or Warrants acquired by such Investor from the Company pursuant to the Purchase Agreement and (c) that such Investor has the right to enter into this Agreement.

2. Each Investor, by executing this Agreement, agrees that the Purchase Agreement is hereby amended by deleting Sections 6.12 and 6.13 in their entirety and that each Warrant owned by such Investor is hereby amended by deleting Sections 7(d) and 7(e) of the Warrants in their entirety.  Each Investor shall promptly affix to each warrant the following legend:  “THIS WARRANT HAS BEEN AMENDED BY THE DELETION OF SECTIONS 7(d) AND 7(e) IN THEIR ENTIRETY.”

3. At the request of the Company, each Investor shall deliver its Warrants to counsel for the Company who shall affix the required legends on the warrants.

4. If any provision of this Agreement or application thereof to any person or circumstance shall to any extent be invalid, the remainder of this Agreement or the application of such provision to persons, entities or circumstances other than those as to which it is held invalid, shall not be affected thereby and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

5. This Agreement shall not be construed more strongly against any Party regardless of who is responsible for its preparation.  The Parties acknowledge each contributed and is equally responsible for its preparation.  In resolving any dispute regarding, or construing any provision in, this Agreement, there shall be no presumption made or inference drawn because of the drafting history of the Agreement, or because of the inclusion of a provision not contained in a prior draft or the deletion or modification of a provision contained in a prior draft.

6. This Agreement constitutes the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.  This Agreement may be not be modified or amended, nor may any right be waived, except by a writing which expressly refers to this Agreement, states that it is a modification, amendment or waiver, and is signed by all Parties in the case of a modification or amendment or by the Party granting the waiver in the case of a waiver.

7. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to applicable principles of conflicts of law. If any action is brought among the parties with respect to this Agreement or otherwise, by way of a claim or counterclaim, the parties agree that in any such action, and on all issues, the parties irrevocably waive their right to a trial by jury. Exclusive jurisdiction and venue for any such action shall be the federal and state courts situated in the City, County and State of New York. In the event suit or action is brought by any Party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing Party shall be entitled to reasonable attorneys fees to be fixed by the trial court and/or appellate court if such Party prevails on substantially all issues in dispute.

8. Each Party shall, upon reasonable request by the other Party, execute and deliver any additional documents necessary or desirable to complete the transactions herein pursuant to and in the manner contemplated by this Agreement. The parties hereto agree to cooperate and use their respective best efforts to perform their obligations under this Agreement.

9. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto.

 [Signatures on following page]

IN WITNESS WHEREOF, the Investors and the Company have executed this Agreement as of the date first written above.

Signature		Address, Telecopier and e-mail
SINO GREENLAND CORPORATION		6/F No.947,Qiao Xing Road, Shi Qiao Town
Pan Yu District, Guang Zhou
By:	/s/ Anson Yiu Ming Fong	People’s Republic of China
	Anson Yiu Ming Fong Chief Executive Officer	E-mail: ansonfong@orgroup.net.cn And sheenashen@sinogreenland.com Fax: 86

	T SQUARED INVESTMENTS LLC By: T Squared Capital LLC, Managing Member	1325 Sixth Fifth Avenue; 28th floor New York, New York 10019 Fax: (212) 671-1403 e-mail: tms@tsquaredpartners.com
By:	/s/ Thomas Sauve
Thomas Sauve, Managing Member

	SILVERSTONE ADVISORS, LLC	Kungtai Int’l Mansion Bldg. Suite 2516 YI No:12 Chaoyqngmenwai Ave.
By:	/s/ Ezzat Jallad	Chaioyang District
	Ezzat Jallad, President	Beijing 100020 E-mail: ejallad@silverstoneadvisors.com

	CELENIAN APPRECIATION FUND /s/ Ikro Yoon	333 Main Street, Suite 4K San Francisco, CA 94105 Fax:
	Ikro Yoon	e-mail: ikro.yoon@celeniancapital.com

Exhibit A

Schedule of Securities Owned Pursuant to the Purchase Agreement

The following table shows the number of shares of Series A Preferred Stock and Warrants held by the Investors as of the date of this Agreement.  The number of Warrants refers to the number of shares of Common Stock issuable upon exercise of Warrants.

Investor	Series A Preferred Stock	$0.14 Warrants	$0.25 Warrants

T Squared Investments LLC		7,000,000	7,000,000

Silver Rock II, Ltd.		1,500,000	1,500,000

Celenian Appreciation Fund		1,500,000	1,500,000

		10,000,000	10,000,000